Exhibit 10.4



                          BEACON PROPERTIES CORPORATION

                 EXTRAORDINARY PERFORMANCE STOCK INCENTIVE PLAN
                              FOR SENIOR EXECUTIVES


1. Purpose. This Plan is intended as an incentive for a select group of senior executive employees of the Company and to allow the Company to attract and retain in its employ persons who will contribute to the future success of the Company's business. It is the intent of the Company that Restricted Shares payable under this Plan shall qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

2. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth below:

         (a) "Award" shall mean, for any Participant, that percentage of a Performance Pool granted by the Committee to the Participant pursuant to Section 4.1.

         (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (c) "Committee" shall mean the Compensation Committee of the Board of Directors of the Company.

         (d) "Company" shall mean Beacon Properties Corporation and any corporation, partnership or other organization in which it owns fifty percent or more of the economic interest.

         (e) "Effective Date" shall mean January 1, 1997.

         (f) "Fiscal Year" shall mean the fiscal year of the Company, which is the calendar year.

         (g) "Funds from Operations per Share" or "FFO per Share" shall mean the Company's net income for the Performance Period (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, divided by the weighted average number of outstanding Shares and Operating Partnership Units during the Performance Period. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.

         (h) "Operating Partnership Units" shall mean each unit of partnership interests in Beacon Properties, L.P. that is subject to redemption rights.


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         (i) "Participant" shall mean a senior executive officer designated by the Committee pursuant to Section 4 to participate herein.

         (j) "Performance Measure" for any Performance Period shall mean FFO per Share in excess of the target level set by the Committee.

         (k) "Performance Period" shall mean the period selected by the Committee, which may range from one to three calendar years.

         (l) "Performance Pool" shall mean, with respect to any Performance Period, the total amount available for Awards for such Performance Period as determined in accordance with Section 6.1.

         (m) "Plan" shall mean the Beacon Properties Corporation Extraordinary Performance Stock Incentive Plan for Senior Executives, as amended from time to time.

         (n) "Multiple" shall mean the ratio of the Share Value on the last business day of the Performance Period to FFO per Share.

         (o) "Restricted Shares" shall mean Shares that are subject to risk of forfeiture.

         (p) "Share" shall mean a share of the common stock, par value $.01 per share, of Beacon Properties Corporation.

         (q) "Share Value" shall mean, for any date, the closing price reported for a Share on the principal stock exchange on which the Shares are listed on such date. If no closing price is reported for such date, then the closing price for the next preceding date on which such price is reported shall be used.

         (r) "Stock Option Plan" shall mean the Beacon Properties Corporation Amended and Restated 1994 Stock Option and Incentive Plan.

3. Administration. The Committee shall have sole discretionary power to interpret the provisions of this Plan, to administer and make all decisions and exercise all rights of the Company with respect to this Plan. The Committee shall have final authority to apply the provisions of the Plan and determine, in its sole discretion, the amount of the Performance Pool and Awards to be paid or allocated to Participants hereunder and shall also have the exclusive discretionary authority to make all other determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the entitlement to benefits hereunder and the amount of benefits to be paid from the Plan. The Committee's exercise of this discretionary authority shall at all times be in accordance with the terms of the Plan and shall be entitled to deference upon review by any


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court, agency or other entity empowered to review its decision, and shall be enforced provided that it is not arbitrary, capricious or fraudulent.

4. Eligibility. For each Performance Period, the Committee in its discretion shall select those senior executive officers who shall be Participants. The selection of an individual to be a Participant in any one Performance Period does not entitle the individual to be a Participant in any other Performance Period.

5. Performance Measure and Awards

         5.1 Performance Measure. Within the first 90 days of a Performance Period, the Committee shall establish the target for FFO per Share, which target shall be set forth in the minutes of the meetings of the Committee.

         5.2 Granting of Awards. Within the period of time prescribed by Section 162(m) of the Code and the regulations promulgated thereunder, the Committee may grant to any Participant an Award representing a percentage of the Performance Pool to be determined for such Performance Period. In no event shall Awards representing more than one hundred percent (100%) of a Performance Pool be granted to Participants. The Committee shall notify each Participant of the grant of an Award in such manner as it shall deem appropriate. The Award to each Participant shall be listed in Appendix A hereto.

         5.3 Nature of Awards. The Awards granted under this Plan shall be used solely as a device for the measurement and determination of certain Restricted Shares to be paid to each Participant as provided herein. Awards shall not constitute or be treated as property or as a trust fund of any kind or as capital stock of the Company, stock options or other form of equity or security until they are paid out in the form of Restricted Shares.

6. Valuation of Performance Pool and Payments.

         6.1 Valuation. If at the end of a Performance Period, the Performance Measure for such Performance Period has been attained, the total value of the Performance Pool for the Performance Period shall be equal to a fixed percentage of the product of (a) FFO per Share in excess of the target set by the Committee, and set forth in the minutes of the meetings of the Committee, multiplied by the Multiple and (b) the average number of Shares and Operating Partnership Units outstanding during the Performance Period. The fixed percentage shall be 5% for a Performance Period of one calendar year, 6.67% for a Performance Period of two calendar years and 7.5% for a Performance Period for three calendar years. The value of each Participant's Award shall be equal to the percentage of the Performance Pool represented by such Award which has been allocated to him or her for the Performance Period.

         6.2 Committee Certification. No Participant shall receive any Restricted Shares under this Plan unless the Committee has certified, by resolution or other appropriate action in


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writing, that the amount of the Performance Pool has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Measure has in fact been satisfied. The Committee shall have the discretion to reduce the size of the Performance Pool or the size of any individual Award, but the Committee may not, however, increase the maximum amount permitted to be paid to any Participant under Section 6.3 of this Plan or authorize the payment of Restricted Shares under this Plan if the Performance Measure has not been satisfied.

         6.3 Payments to Participants. Once the value of the Performance Pool is determined pursuant to Section 6.1 and certified by the Committee in accordance with Section 6.2 and subject to the provisions of Section 10, a Participant shall be paid his or her Award in Restricted Shares from Shares reserved under the Stock Option Plan. Each award of Restricted Shares shall vest 20% on the date of grant and 20% on each anniversary date thereafter; provided, however, that each Award of Restricted Shares shall become fully vested upon a Change of Control of the Company (as defined in the Stock Option Plan). The conversion of dollar amounts into Shares will be made on the basis of the Share Value on the last business day of the Performance Period.

7. Termination of Employment. A Participant whose employment with the Company terminates for any reason prior to the completion of the Performance Period shall forfeit all rights to the Award granted to him or her for such Performance Period. The Committee may allocate part or all of the forfeited Award to one or more newly hired executives. A Participant whose employment with the Company terminates for any reason other than death after the receipt of Restricted Shares but before becoming fully vested in such Restricted Shares shall forfeit those Shares with respect to which he or she is not vested. A Participant whose employment with the Company terminates for reason of death shall become fully vested in his Restricted Shares.

8. Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time; provided, however, that no such amendment or termination shall, without the written consent of the Participants, in any material adverse way affect the rights of a Participant with respect to benefits earned prior to the date of amendment or termination.

9. Limitation of Company's Liability. Subject to its obligation to make payments as provided for hereunder, neither the Company nor any person acting on behalf of the Company shall be liable for any act performed or the failure to perform any act with respect to this Plan, except in the event that there has been a judicial determination of willful misconduct on the part of the Company or such person. The Company is under no obligation to fund any of the payments required to be made hereunder in advance of their actual payment or to establish any reserves with respect to this Plan. Any benefits which become payable hereunder shall be paid from the general assets of the Company. No Participant, or his or her beneficiary or


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beneficiaries, shall have any right, other than the right of an unsecured general creditor, against the Company in respect of the benefits to be paid hereunder.

10. Withholding of Tax. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder shall be subject to the withholding of such amounts as the Company reasonably may determine that it is required to withhold pursuant to applicable federal, state or local law or regulation. Withholding can be made in the form of Shares.

11. Assignability. Except as otherwise provided by law, no benefit hereunder shall be assignable, or subject to alienation, garnishment, execution or levy of any kind, and any attempt to cause any benefit to be so subject shall be void.

12. No Contract for Continuing Services. This Plan shall not be construed as creating any contract for continued services between the Company and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee of the Company.

13. Governing Law. This Plan shall be construed, administered, and enforced in accordance with the laws of the Commonwealth of Massachusetts.

14. Non-Exclusivity. Subject to Section 15, the Plan does not limit the authority of the Company, the Committee, or any subsidiary of the Company, to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same Performance Measure used under the Plan. In addition, executives not selected to participate in the Plan may participate in other plans of the Company.

15. Section 162(m) Conditions; Bifurcation of Plan. It is the intent of the Company that the Plan and Restricted Shares paid hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Committee in any manner so that certain provisions of the Plan intended (or required in order) to satisfy the applicable requirements of Section 162(m) are applicable only to persons whose compensation is subject to Section 162(m).


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